EXHIBIT 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (“Agreement”), dated as of April 16, 2013 and effective as of April 30, 2013, or such later date as the Board of Directors (the “Board”) of the Company (as defined below) and Scott Feldhacker shall mutually decide upon in writing, not to exceed thirty (30) days from the date hereof (the “Effective Date”), is by and among American Standard Energy Corp., a Delaware corporation (“Company”), and Scott Feldhacker, an individual and resident of the state of Arizona (“Feldhacker”).  The Company and Feldhacker shall be referred to as the “Parties.”

RECITALS:

WHEREAS, Feldhacker currently is employed as the Chief Executive Officer of the Company;

WHEREAS, Feldhacker’s employment with the Company is subject to, among other things, an Employment Agreement, dated April 15, 2010, as amended (the “Employment Agreement”);

WHEREAS, the Parties mutually have agreed to end Feldhacker’s employment with the Company;

WHEREAS, notwithstanding the terms of the Employment Agreement, the Parties desire to set forth the terms of Feldhacker’s separation in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. Separation.  Subject to the terms hereof:

(a) Effective as of the Effective Date, Feldhacker hereby retires as Chief Executive Officer of the Company, all of its Subsidiaries, and any other managerial positions Feldhacker has or may have with the Company and its Subsidiaries, including but not limited to any positions on the board of directors of any Subsidiary.  Feldhacker shall also execute and deliver a notice of retirement as of the Effective Date.

(b) Except as expressly provided herein, following the Effective Date neither the Company nor any of its Subsidiaries (including any of their predecessors, successors and assigns) shall have any further obligation to Feldhacker in connection with Feldhacker’s employment with the Company, including but not limited to severance, compensation (including but not limited to bonuses and commissions), health insurance, life insurance, disability insurance, vacation pay, sick pay and any similar obligations.

(c) Except as expressly provided herein, following the Effective Date, Feldhacker shall not be entitled to any rights in his capacity as an employee relating to or arising from the Company or any of its Subsidiaries, including any other payments or amounts from Company.

(d) Notwithstanding any other provision herein to the contrary, the Company shall enter into a Consulting Agreement with Feldhacker, in accordance with the terms set forth in the Consulting Agreement attached hereto as Exhibit A.

2. Payments to Feldhacker.

(a) Severance Payment.  Feldhacker acknowledges and agrees that the Company has no obligation to pay Feldhacker any severance amounts pursuant to the Employment Agreement.

(b) Expense Reimbursement.  The Company agrees to reimburse Feldhacker within thirty (30) days of his submission in writing (such submission to be no later than the thirtieth day following the Effective Date) to the Company for any reasonable amounts owed for reasonable business related expenses that were incurred by Feldhacker in accordance with the Company’s reimbursement policy prior to the Effective Date and which were pre-approved by the Company prior to such incurrence.

(c) Company Stock and Options.

(i) Founders Stock.  Feldhacker shall retain the 242,347 shares of the Company common stock designated as “Founders Stock” that were to vest on April 16, 2013 and the 242,347 shares of the Company common stock designated as “Founders Stock” that were to vest on April 16, 2014 (collectively, the “Founders Stock”).  Pursuant to this Agreement, the Founders Stock shall become vested immediately without any further action on the part of the Company or Feldhacker.  The Parties agree that the fair value for the Founders Stock shall be twenty cents ($.20) per share.

(ii) Equity Plans.  Feldhacker shall retain the options granted under the Company’s 2010 Amended and Restated Equity Incentive Plan for 2,600,000 shares of common stock and the 41,152 options granted under the Company’s 2011 Equity Incentive Plan (collectively with the 2010 Amended and Restated Equity Incentive Plan, the “Plans”); provided, however, that the options shall remain subject to the terms of the applicable Plans.

(iii) Deferred Compensation.  Feldhacker shall retain the options granted by the Company as deferred compensation in 2010 for 800,000 shares of common stock; for purposes of clarification, such deferred compensation options terminate on April 15, 2020 and not three months after Feldhacker’s separation from the Company.

(iv) Tax Analysis.  The Company will provide a tax analysis to Feldhacker of his tax liabilities, if any, for the 242,347 shares of the Founders Stock that vested in 2011 and will provide advice to Feldhacker related thereto; provided, however, that Feldhacker recognizes that neither the Company nor any of its representatives or agents are tax experts and agrees that the Company and its representatives and agents will not be liable for any adverse tax consequences that Feldhacker may experience based upon the tax analysis and advice provided by the Company.

(d) Gross-Up Payments.  The Company and Feldhacker acknowledge that, notwithstanding the Founders Shares Vesting Agreement, dated April 15, 2010 or any other written or oral agreement or understanding to the contrary, the Company shall be under no obligation to pay any gross-up payments to Feldhacker for any tax liability in connection with any Founders Stock.

(e) Benefits and Other Matters.

(i) Feldhacker will have the right to continue his participation in the Company’s group health coverage plan under the applicable COBRA regulations and the Company shall pay all applicable COBRA premiums for a period of twelve (12) consecutive months following the Effective Date.

(ii) Except as provided in Section 2(e)(i) above, all of Feldhacker’s employee benefits will terminate on the Effective Date.

(iii) Within thirty (30) days of the Effective Date, the Company shall pay Feldhacker the amount of $7,280, which amount equals one-half (½) of his attorney’s fees incurred in connection with and related to this Agreement.

(iv) During the period from date hereof through the Effective Date, Feldhacker shall have access to Company email and his personal drive on the Company server and any other information personal to Feldhacker that may reside on any other Company server.

3. Form of Payments; Tax Treatment.

(a) Form of Payments.  All payments due under this Agreement shall be made by wire transfer or by check delivered to Feldhacker in good and available funds, the form of such payment to be directed by Feldhacker.  Feldhacker shall be responsible for providing Company accurate wire transfer instructions and/or address for payments.

(b) Tax Treatment.  The Company shall provide Feldhacker with any information relating to the Company necessary to enable Feldhacker to prepare his federal and state income tax returns as soon as such information is available to the Company.  Feldhacker acknowledges that he may be required to obtain extensions of the date by which his federal and state income tax returns must be filed.

4. Representations and Warranties of Feldhacker.  Feldhacker represents and warrants to the Company that:

(a) the execution and delivery of this Agreement will not be in violation of any order or decree of any court or any governmental body, to which Feldhacker is a party or which is applicable to Feldhacker;

(b) he has not retained (1) any equipment and other property owned by the Company in his possession or (2) any originals and any copies of documents, notes, computer discs, tapes or other tangible or electronic information of any sort which he has in his possession or under his custody or control that is the property of the Company or its Subsidiaries and Affiliates, which is not otherwise available to the public through no fault of Feldhacker;

(c) he has received all compensation to which he is due for services rendered to the Company to-date; and

(d) he has received all leave to which he is due under the Family and Medical Leave Act.

5. Representations and Warranties of the Company.  The Company represents and warrants to Feldhacker that:

(a)           the execution and delivery of this Agreement will not be in violation of any order or decree of any court or any governmental body to which the Company is a party or which is applicable to the Company; and

(b)           the Company shall comply with all necessary filings and undertake all action necessary to enable Feldhacker to sell his Company stock in accordance with Rule 144 of the Securities Act of 1933, as amended.

6. Survival of Representations and Warranties.  All representations, warranties and agreements by Feldhacker set forth herein shall survive the Effective Date and remain in effect for a period of two years following the Effective Date.

7. Mutual General Releases and Covenants Not to Sue:

(a) Releases by Feldhacker.  In return for the releases of claims given by Company herein, and other good and valuable consideration, the sufficiency of which Feldhacker hereby acknowledges, Feldhacker agrees and covenants that:

(i) Feldhacker, on behalf of himself, his attorneys, heirs, executors, administrators and assigns (together, the “Feldhacker Releasors”, and for avoidance of doubt, the Company is not deemed one of the Feldhacker Releasors), hereby generally releases and forever discharges the Company and its respective predecessors, successors, assigns, Subsidiaries and Affiliates, directors, officers, and employees, (together the “Company Releasees” and solely for purposes of clarification, Company Releasees shall not include Chris Edmonds, Enerecap Partners, ERC Holding Corp. and any representatives or agents thereof) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, known or unknown of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the Effective Date (including, but not limited to, any claim against the Company Releasees based on, relating to or arising under breach of fiduciary duty, wrongful discharge, breach of contract (whether oral or written), tort, fraud, defamation, negligence, promissory estoppel, Title VII of the Civil Rights Act of

1964, as amended, the Age Discrimination in Employment Act, Americans with Disabilities Act, Employee Retirement Income Security Act of 1974, as amended, Fair Labor Standards Act, Family and Medical Leave Act, Arizona Civil Rights Act, or any other federal, state or local laws or common law) including, but not limited to, matters arising out of or relating to Feldhacker’s ownership in and/or employment by the Company, or retirement from the Company as a stockholder, officer, director or otherwise; provided, however, that such general release is not intended to and shall not (1) limit or release Feldhacker’s rights under this Agreement, (2) release the Company from any of its existing and ongoing obligations to any of the Feldhacker Releasors under this Agreement, (3) limit or release any indemnification rights of Feldhacker as a former director, officer, employee or agent of the Company as required by the Company (and for avoidance of doubt, Feldhacker shall not have any rights to indemnification, if any, thereunder with respect to any claim arising out of any breach of this Agreement by Feldhacker), (4) limit or release any rights under any E&O or D&O insurance policies of Company to the extent applicable to Feldhacker or (5) release any claims arising directly or indirectly out of any violations of any federal or state securities or tax laws.

(ii) Feldhacker, on behalf of himself and the Feldhacker Releasees, hereby covenants forever not to assert, file, prosecute, maintain, commence, institute (or sponsor or purposely facilitate any Person in connection with the foregoing), any complaint or lawsuit or any legal, equitable or administrative proceeding of any nature, against any of the Company Releasees in connection with any matter released in Section 7(a), and represents and warrants to the Company that no other Person has initiated or, to the extent within his control, will initiate any such proceeding on his behalf.

(iii) Feldhacker covenants that Feldhacker has disclosed to the Company management all material information that Feldhacker learned during Feldhacker's employment with the Company that may be relevant to the Company's corporate compliance efforts or that relate in any way to Feldhacker's duties to or for Company, including but not limited to any information relating to any investigation or self-evaluation process at the Company of which Feldhacker is aware; any information Feldhacker has relating to possible unlawful activity, retaliatory actions by the Company or the Company Releasees, violations or possible violations of any federal or state securities laws, or potential or pending whistleblower claims or actions; any information known to Feldhacker relating to violations or possible violations of the Company's corporate compliance plan; and any information that could benefit the Company in ensuring the Company's compliance with applicable laws, rules, or regulations; and Feldhacker further covenants that there is no such information known to Feldhacker that Feldhacker has not yet brought to the attention of the Company's management.

(b) Releases by the Company.

(i) The Company, on behalf of itself, the Company Releasees, and its attorneys, administrators, assigns and successors (together the “Company Releasors”), hereby generally release and forever discharge Feldhacker, and his predecessors, successors, assigns and Affiliates (which for purposes of this release shall not include any of the Company related parties) and their past and present equity owners, directors, officers, employees, representatives, agents and attorneys (together the “Feldhacker Releasees”) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, known or unknown of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the Effective Date against the Feldhacker Releasees and including, but not limited to, such matters arising out of or relating to Feldhacker’s ownership in Company and/or employment by Company, or Feldhacker’s retirement as an officer or director; provided, however, that such general release is not intended to and shall not (1) limit or release Company’s rights under this Agreement; and (2) release Feldhacker from any of Feldhacker’s existing and ongoing obligations to any of the Company Releasors under this Agreement.

(ii) The Company on behalf of itself and the Company Releasors, hereby covenant forever not to assert, file, prosecute, maintain, commence, institute (or sponsor or purposely facilitate any Person in connection with the foregoing), any complaint or lawsuit or any legal, equitable or administrative proceeding of any nature, against any of the Feldhacker Releasees in connection with any matter released in this Section 7(b), and represent and warrant to Feldhacker that no other Person has initiated or, to the extent within its control, will initiate any such proceeding on its behalf.

(c) It is the intention of the Parties in executing this Agreement that this Agreement shall be effective as a full and final accord and satisfaction and mutual release of and from all liabilities, disputes, claims and matters covered under this Agreement, known or unknown, suspected or unsuspected between the Feldhacker Releasors and Company Releasors, subject to the provisos set forth above in Subsections 7(a) and 7(b) as applicable.  In connection with such waiver and relinquishment, Feldhacker and the Company acknowledge that he or it may hereafter discover claims or facts in addition to or different from those which he or it now knows or believes to exist with respect to the Feldhacker Releasors or Company Releasors or the subject matter of this Agreement, but that it is his and its intention hereby fully, finally and forever to settle and release all of the matters, disputes and differences, known and unknown, suspected or unsuspected, which now exist, may exist, or heretofore have existed, between Feldhacker and Company, subject to the provisos set forth above in Subsections 7(a) and 7(b) as applicable.  In furtherance of this intention, the release contained herein shall be and remain in effect as a full and complete general release as to the claims of both the Feldhacker Releasors and Company Releasors, subject to the provisos set forth above in Subsections 7(a) and 7(b) as applicable, notwithstanding the discovery or existence of any such additional or different claims or facts.

(d) ADEA Matters.  Feldhacker understands and acknowledges that he has been offered a period of up to twenty-one days after receipt of this Agreement to decide whether to sign this Agreement.  With respect to any claims which Feldhacker may have under the Age Discrimination in Employment Act (“ADEA Claims”), Feldhacker further understands and acknowledges that under federal law, he has the right to revoke this Agreement only with respect to his release of ADEA Claims under Section 7 hereof, which revocation must be communicated to Company in writing within seven days following the day he executes this Agreement.  Any revocation of Feldhacker’s release of ADEA Claims within that period must be submitted, in writing, to Company, and state, “I hereby revoke my release of ADEA Claims under Section 7 of the Separation Agreement dated as of April 16, 2013, provided that all other provisions of said agreement shall remain in full force and effect.” To be effective, the revocation notice must be delivered to the President of Company within seven days of Feldhacker’s execution of this Agreement. Should Feldhacker not exercise his right to revoke his release of ADEA Claims under Section 7 hereof within seven days of the date of execution, such release of ADEA Claims under this Agreement shall be held in full force and effect, and each party shall be obligated to comply with its requirements. Should Feldhacker exercise his right to revoke his release of ADEA Claims under this Subsection 7(d) hereof within seven days of the date of execution in compliance with the above requirements, this Agreement shall be null and void in all aspects.

8. Mutual Non-Disparagement.

(a) Feldhacker shall not, directly or indirectly, make or cause to be made and shall cause the Affiliates controlled by Feldhacker not to make or cause to be made, any disparaging, denigrating, derogatory or other negative, misleading or false statement orally or in writing to any Person, including, without limitation, to members of the oil and gas community, press and investors in, competitors of and advisors to the Company and its Affiliates and Subsidiaries, about the Company and its Affiliates and Subsidiaries or their respective members, officers or employees, or the investment or business strategy or plans, policies, practices or operations of the Company or its Affiliates and Subsidiaries, provided that the provisions of this section shall not restrict Feldhacker from making accurate statements that are required by law in good faith in a court of law or arbitration proceeding or other legal dispute resolution forum or pursuant to a court or regulatory proceeding or order.

(b) The Company shall not, directly or indirectly, make or cause to be made and shall cause Affiliates, Subsidiaries, employees, directors, consultants, and officers that are controlled by the Company not to make or cause to be made, any disparaging, denigrating, derogatory or other negative, misleading or false statement orally or in writing to any Person about Feldhacker including, without limitation, to members of the oil and gas community, press and investors in, competitors of and advisors to the Company and its Affiliates and Subsidiaries, provided that, the provisions of this section shall not restrict the Company or its employees or officers from making accurate statements that are required by law in good faith in a court of law or arbitration proceeding or other legal dispute resolution forum or pursuant to a court or regulatory proceeding or order.

9. Confidentiality.  Feldhacker shall not directly or indirectly reveal, divulge, disseminate, disclose, publicize, or communicate to any Person, other than authorized members, officers, and employees of the Company, in any manner whatsoever, any Confidential Information (as defined below) of the Company, any Company Affiliate or subsidiary or any of their respective officers, directors, partners, principals, stockholders, members or employees without the prior written consent of the Company.   As used herein, “Confidential Information” means any and all information disclosed to or known by Feldhacker as a direct or indirect consequence of or through Feldhacker’s affiliation or employment with the Company (including, but not limited to, client or customer information and data, portfolio holdings, research, financial analyses, financial information, procedures, know-how, documents, materials and plans) unless such information is (i) generally available to the public from a source other than a Person owing a duty of confidentiality to the Company, (ii) obtained by Feldhacker from a third party not under a similar obligation of confidentiality to the Company, (iii) required to be disclosed by law, judicial or governmental process or order, administrative proceeding, discovery, request, or similar process provided that Feldhacker provides prior written notice to the Company of such disclosure so that the Company may have a reasonable amount of time to seek a protective order enjoining such disclosure, or (iv) the subject of a written waiver executed by the Company for the benefit of Feldhacker.

10. Non-Solicitation of Employees.  Feldhacker recognizes that he possesses and will possess confidential information about employees of the Company and its Subsidiaries and Affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its Subsidiaries and Affiliates.  Feldhacker recognizes that the information he possesses and will possess about these employees is not generally known, is of substantial value to the Company and its Subsidiaries and Affiliates in developing their Business and in securing and retaining customers, and has been and will be acquired by him because of his position with the Company.  Feldhacker agrees that, from the Effective Date and for a period of two (2) years thereafter, he will not, directly or indirectly, (i) solicit or recruit any employee of the Company or any of its Subsidiaries or Affiliates (a “Current Employee”) or any Person who was an employee of the Company or any of its Subsidiaries or Affiliates during the twelve (12) month period immediately prior to the Effective Date (a “Former Employee”) for the purpose of being employed by him or any other entity, or (ii) hire any Current Employee or Former Employee, or (iii) provide employment (including self-employment), directorship, consultative or other services to any business, individual, partner, firm, corporation, or other entity that hires a Former Employee within two (2) years of the Effective Date of this Agreement.  This Section 10 does not include, and expressly excludes, Jessica Lewis.

11. Stand Still.  Feldhacker agrees that, for a period of two (2) years from the Effective Date, neither Feldhacker nor any of his agents, affiliates, attorneys or employees, alone or with others, will in any manner: (i) acquire, agree to acquire, or make any proposal (or request permission to make any proposal) to acquire any securities (or direct or indirect rights, warrants, or options to acquire any securities) or property, leases or other interests of the Company (other than property transferred in the ordinary course of the Company’s business), unless such acquisition, agreement, or making of a proposal shall have been expressly first approved by (or in the case of a proposal, expressly first invited by) the Company’s Board of Directors or unless, in the case of any securities (or direct or indirect rights, warrants, or options to acquire any securities) of the Company, such acquisition will not cause Feldhacker to own more than ten percent (10%) of the Company’s issued and outstanding common stock; (ii) solicit proxies from shareholders of the Company or otherwise seek to influence or control the management or policies of the Company or any of its affiliates; or (iii) assist (including, without limitation, by knowingly providing or arranging financing for that purpose) any other person in doing any of the foregoing.

12. Injunctive Relief.  Feldhacker acknowledges that the breach of any of the restrictive covenants or agreements contained herein will give rise to irreparable injury to the Company, and will not be adequately compensable in damages.  Notwithstanding the provisions of Section 17 of this Agreement, the Company may seek and obtain injunctive relief in Court against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. Feldhacker further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content.  If a court or arbitrator declines to enforce the restrictive covenants herein on the basis of their geographic or temporal scope, then the court or arbitrator shall enforce the restrictive covenants to the fullest extent allowable by law, and the court or arbitrator may modify the terms of the restrictive covenants to reflect the broadest geographic and temporal scope allowed by law.  The Company may seek injunctive relief in a court of competent jurisdiction notwithstanding the provisions of Section 17 of this Agreement.

13. Cooperation, Office and Return of Company Property.

(a) In connection with this Agreement and the transactions contemplated hereby, each party shall execute and deliver such additional documents and instruments reasonably requested by any other party that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

(b) Except as specifically provided herein, following the Effective Date, Feldhacker shall not use or have access to the Company’s offices, equipment, files or other property.  On or prior to the Effective Date, Feldhacker shall return to the Company all equipment, supplies and other property of the Company.

(c) The Parties agree that the items listed on Exhibit B attached hereto are the personal property of Feldhacker, and Feldhacker may remove such property from the Company’s offices by providing the Company twenty-four (24) hours' notice at any time prior to the Effective Date.

14. Expenses and Taxes.  Except as set forth in Section 2(e)(iii) hereof, each party to this Agreement shall bear its respective expenses, including legal fees and taxes, which arise as a result of the transactions contemplated herein.

15. Notices.  All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly delivered and received when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five (5) business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid, in each case, to the other Parties at their respective address set forth below:

If to Scott Feldhacker, as follows:
9111 North 70th Street
Paradise Valley, AZ  85253

With a copy to:
Greenberg Traurig, LLP
Attn: Brian J. Schulman
2375 East Camelback Road, Suite 700
Phoenix, AZ 85016

If to American Standard Energy Corp., as follows:
Attn:  J. Steven Person
400 W Illinois, Suite 950
Midland, TX  79701

With a copy to:
Baker Donelson Bearman Caldwell & Berkowitz, PC
Attn:  Tonya Mitchem Grindon
211 Commerce Street, Suite 800
Nashville, TN 37201

Any party may change such party’s address for notice and the address to which copies must be sent by giving notice of the new addresses to the other Parties in accordance with this Section 12, provided that any such change of address notice shall not be effective unless and until received.

16. Miscellaneous.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, supersedes all prior agreements or understandings of the Parties relating thereto (including, without limitation, the Employment Agreement) and shall not be modified or amended in any fashion except by instrument in writing signed by the party charged with such modification or amendment.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, heirs and assigns; provided that, (a) Feldhacker shall not assign his rights or obligations under this Agreement without the prior written consent of the Company (provided that an assignment in accordance with the laws of descent and distribution due to the death of such party shall not be prohibited), and (b) Company may assign its respective rights and obligations under this Agreement, provided that any such assignment shall not release the Company of its obligations hereunder without the prior written consent of Feldhacker.  Each of the Company Releasees and the Feldhacker Releasees may rely upon and are third party beneficiaries of the applicable release provisions in favor of such Feldhacker Releasees in Section 7 hereof.  Except as specifically provided in the preceding sentence, nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the Parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.  This Agreement may be executed in any number of counterparts (which counterpart signature page may be an original or a facsimile, pdf or other copy of such original), each of which shall be deemed an original but all of which together shall constitute a single instrument.  In the event any party hereto is in breach or default of its obligations under this Agreement, each other party that has a claim with respect thereto shall have the right to pursue such remedies under this Agreement or otherwise available at law or in equity, which remedies shall be cumulative and non-exclusive, provided that, each party shall have a period of five (5) business days for a payment default and thirty (30) days for all other breaches or defaults following the date of delivery of written notice of such breach or default in which to cure such breach or default (but only to the extent such breach or default is capable of being cured).

17. Choice of Law; Arbitration; Consent to Service of Process.

(a) This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, the relationship of the Parties hereto, the nature of the duties of the Parties hereto to one another or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation, warranty or covenant made in, or in connection with the negotiation, execution and delivery of, this Agreement or as an inducement to enter into this Agreement) (individually, a “Claim”, and, collectively, “Claims”) will be governed by and in strict accordance with the substantive laws of the State of Delaware without giving effect to principles of conflicts of laws.

(b) Any Claim shall be resolved by a binding arbitration, to be held in Phoenix, Arizona pursuant to the Federal Arbitration Act and in accordance with the then-prevailing Employment Arbitration Rules of the American Arbitration Association (the “AAA”).  The AAA shall select one arbitrator who shall be qualified and have experience with respect to the matters subject to such Claim.  Each party shall bear its own expenses incurred in connection with arbitration.  The arbitrator shall determine the party or Parties responsible for the payment of the fees and expenses of the arbitrator based upon the relative merits of the respective arguments made by the Parties with respect to the Claim(s).  The arbitrator shall render its final award within 60 days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator.  Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the applicable Claim.  The arbitrators will state the factual and legal basis for the award.  The decision of the arbitrators in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective.  Any action against any party hereto ancillary to arbitration, including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof may (and shall only) be brought in any federal or state court of competent jurisdiction located in Phoenix, Arizona, and the Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located in Phoenix, Arizona over any such action.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action.  Each of the Parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the Parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 16.

(d) If legal action is instituted to enforce and/or interpret this Agreement, or any part hereof, the prevailing party will be entitled to reasonable attorneys' fees, in addition to actual costs and expenses incurred in connection with such action.

18. Defined Terms.  For purposes of this Agreement:

“Affiliate” means, as to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.

“Business” means an oil and natural gas production company engaged in the acquisition and development of leaseholds of oil and natural gas properties located in (i) the Permian Basin of West Texas and Eastern New Mexico, (ii) the Eagle Ford Shale Formation of South Texas, (iii) the Bakken Shale Formation in North Dakota, (iv) the Niobrara Shale Formation of Wyoming and Nebraska, (v) the Eagle Bine Shale Formation in South East Texas, and (vi) the Gulf Coast of South Texas, herein referred to as the Gulf Coast.

“Control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereto), unincorporated organization, other entity or government or any agency or political subdivision thereof.

“Including” or “include” means “including without limitation” unless the context otherwise requires.

“Subsidiaries” means American Standard Energy Corp., a Nevada corporation, and ASEN 2 Corp., a Delaware corporation.

19. Drafting.  The Parties acknowledge and agree that this Agreement was the subject of negotiation and that no provision hereof shall be construed against one party by reason of the rule of construction that a document should be more strictly construed against the party that drafted or prepared such document or whose agent drafted or prepared such document.  In addition, each party acknowledges that it has been advised and has had the opportunity to seek the advice of independent legal counsel.  Further, each party acknowledges that it has been advised that this Agreement may have tax consequences and that it should seek and has had the opportunity to seek the advice of an independent tax adviser.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed on behalf of the Parties hereto, all as of the day and year first above written.

Company:

American Standard Energy Corp.

/s/ J. Steven Person
By: J. Steven Person
Its: Director and Authorized Signatory

Feldhacker:

/s/ Scott Feldhacker
Scott Feldhacker

Signature page to Separation Agreement

Exhibits Not Included